EXHIBIT 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190 TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

March 18, 2022

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
        Re: Registration Statement on Form S-8 Filed by Athersys, Inc.
Ladies and Gentlemen:
We have acted as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the Nonqualified Stock Option Inducement Agreement, dated February 14, 2022 (the “Agreement”), entered into by and between the Company and Mr. Daniel Camardo. In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued or delivered and sold pursuant to the Agreement will be, when issued or delivered and sold in accordance with the Agreement, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Agreement will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.
In rendering the opinion above, we have assumed that each award under the Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

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